Exhibit 99.1

API Technologies Completes Sale of Sensors Business to Measurement Specialties for $51.4 Million

ORLANDO, FL – (Business Wire) – April 17, 2013 – API Technologies Corp. (NASDAQ:ATNY) (“API” or the “Company”), a trusted provider of RF/microwave, microelectronics, and security solutions for critical and high-reliability applications, today announced the sale of its Sensors Products business (“Sensors”) to Measurement Specialties, Inc. (NASDAQ:MEAS) (“Measurement Specialties”) in a $51.4 million all-cash transaction. Net cash proceeds from the transaction will be used to pay down debt.

Sensors, which includes thermal, position, and inertial sensor products, accounted for $26.2 million of API Technologies’ revenue in fiscal year 2012.

“This tax-efficient sale of our Sensors business allows API to significantly delever its balance sheet, dedicate resources to growing our core business, and solidify our position as a leading provider of high reliability solutions, with a focus on RF/microwave and microelectronics technologies,” said Bel Lazar, President and Chief Executive Officer of APITechnologies Corp. “Measurement Specialties is a leader in sensors and sensor-based electronic devices and serves as a great partner for this transition and Sensors’ customers in the future.”

The Sensors sale is part of API’s previously announced strategic review process. The strategic review process is ongoing and the Company does not intend to discuss or disclose further developments with respect to the Board’s process unless and until the Board has approved a specific course of action.

Jefferies LLC acted as financial advisor to API Technologies in connection with the transaction.

About API Technologies Corp.

API Technologies designs, develops and manufactures electronic systems, subsystems, RF and secure solutions for technically demanding defense, aerospace and commercial applications. API Technologies’ customers include many leading Fortune 500 companies. API Technologies trades on the NASDAQ under the symbol ATNY. For further information, please visit the Company website at www.apitech.com.

Safe Harbor for Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. All forward-looking statements are subject to certain risks, uncertainties and assumptions which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties, which are more fully described in the Company’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include but are not limited to, general economic and business conditions, government regulations, our ability to integrate and consolidate our operations, our ability to expand our operations in both new and existing markets, and the effect of growth on our infrastructure. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated. All information in this release is as of the date hereof. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements in this press release, whether as a result of new information, future events, or otherwise.

Contacts:

Phil Rehkemper

EVP & Chief Financial Officer

+1 855-294-3800

investors@apitech.com

Tara Flynn Condon

Vice President, Corporate Marketing& Investor Relations

+1 908-546-3903

media@apitech.com